   As Filed With the Securities and Exchange Commission on January 18, 2002


                                                     Registration No. 333-74664


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------

                                AMENDMENT NO. 1


                                      TO

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -----------------
                                VALICERT, INC.
            (Exact name of registrant as specified in its charter)
                               -----------------
               Delaware                               94-3297861
    (State or other jurisdiction of                  (IRS Employer
    incorporation or organization)                Identification No.)
                           339 North Bernardo Avenue
                        Mountain View, California 94043
                                (650) 567-5400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               -----------------
                              Joseph (Yosi) Amram
                            Chief Executive Officer
                                VALICERT, INC.
                           339 North Bernardo Avenue
                        Mountain View, California 94043
                                (650) 567-5400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  Copies to:
                            JAMES M. KOSHLAND, ESQ.
                       Gray Cary Ware & Freidenrich LLP
                              400 Hamilton Avenue
                           Palo Alto, CA 94301-1825
                                (650) 833-2000
                               -----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               -----------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                        Amount to be      Offering Price   Aggregate         Amount of
Title of Each Class of Securities to be Registered       Registered         Per Share    Offering Price Registration Fee(1)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value....................    1,734,144 shares       $2.9121     $ 5,050,000.74      $1,206.95(6)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value....................      361,279 shares(2)    $3.49452    $ 1,262,496.69      $  301.74(6)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value....................    1,445,800 shares(3)    $2.19(4)    $ 3,166,302.00      $  756.75(6)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value....................    1,000,000 shares       $2.50(5)    $ 2,500,000.00      $  230.00
---------------------------------------------------------------------------------------------------------------------------
Total.............................................    4,541,223 shares         N/A       $10,478,799.43      $2,495.44
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Fee calculated pursuant to Rule 457(o) of the Securities Act of 1933.
(2) Issuable upon exercise of underlying warrants issued to selling stockholders.
(3) Shares purchased on open market by certain selling stockholders.
(4) Based on December 5, 2001 closing price as reported on the Nasdaq National Market.

(5) Estimated solely for the purpose of calculating the registration fee.


(6) Previously paid.

                               -----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.
   The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 Subject to Completion, dated January 18, 2002


PRELIMINARY PROSPECTUS


                               4,541,223 Shares


                                [VALICERT LOGO]

                                 Common Stock


   This prospectus relates to the public offering, which is not being underwritten, of shares of the common stock of ValiCert, Inc. (the "Company" or "ValiCert") issued to the selling stockholders named in this prospectus by ValiCert through a common stock purchase agreement dated November 14, 2001, an asset purchase and sale agreement dated December 12, 2001 and pursuant to purchases of the Company's common stock by certain selling stockholders in the public market. The shares of ValiCert common stock may be offered by any of the selling stockholders named in this prospectus. We will receive no part of the proceeds of any sales made under this prospectus. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by such selling stockholders. None of the shares offered by this prospectus has been registered prior to the filing of the registration statement of which this prospectus is a part.


   The common stock offered in this prospectus may be offered and sold by the selling stockholders directly or through broker-dealers or underwriters acting solely as agents. In addition, the broker-dealers and underwriters may acquire the common stock as principals. The distribution of the common stock may be effected in one or more transactions. These transactions may take place through the Nasdaq National Market, privately negotiated transactions, underwritten public offerings, or a combination of any such methods of sale. These transactions may be made at market prices prevailing at the time of sale, prices related to the prevailing market prices or negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with these sales.


   The shares of ValiCert are included for quotation in the Nasdaq National Market under the symbol "VLCT." On January 17, 2002, the reported last sale price of ValiCert common stock in the Nasdaq National Market was $1.82 per share.



   INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGES 8 TO 19 FOR FACTORS THAT SHOULD BE CONSIDERED BEFORE INVESTING IN THE SHARES OF VALICERT.


                               -----------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this prospectus is January 18, 2002.

                               TABLE OF CONTENTS


                                                                           Page
                                                                           ----
PROSPECTUS SUMMARY........................................................   1

RISK FACTORS..............................................................   8

FORWARD-LOOKING INFORMATION...............................................  19

USE OF PROCEEDS...........................................................  20

SELLING STOCKHOLDERS......................................................  20

PLAN OF DISTRIBUTION......................................................  22

LEGAL MATTERS.............................................................  23

EXPERTS...................................................................  23

WHERE YOU CAN FIND ADDITIONAL INFORMATION.................................  23

INFORMATION INCORPORATED BY REFERENCE.....................................  24



   You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

                              PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our Company, the common stock being sold in this offering, our financial statements and notes thereto incorporated by reference in this prospectus.

Our Business

   ValiCert is a leading provider of solutions for conducting secure and paperless business over the Internet. Our customers use our products and services to help transfer costly or inefficient business processes to the Internet, while maintaining trust and security. We offer solutions that address the security requirements across the phases of an electronic business process or transaction:

  . validation of credentials and authorization of parties before a transaction;

  . confidential, secure, reliable and tamper-evident transfer of data during a transaction;

  .  secure exchange and signature of documents during a transaction; and

  . electronic notarization and archival of business data to establish an audit trail after a transaction.

   We believe that our products and services provide a comprehensive solution to address the rapidly growing Internet security software and services market. To enhance the value proposition of our products and services, we have introduced marketing and professional services initiatives for the financial services, health insurance claims, and government market segments.

   Electronic transactions consist of a broad range of business processes conducted over the Internet, including procurement, supply chain collaboration, treasury and cash management, trade finance, electronic payments, health and insurance claims processing, document signing, and government applications. As organizations increasingly rely on the Internet to conduct these business processes, they are subject to risks of theft, loss, alteration or dissemination of confidential data and fraud. To minimize these risks, a framework of trust is required to ensure reliable and secure transactions.

   To address customers' requirements for secure transactions, we provide:

  .  scalable, modular products and services based on open standards;

  . flexible deployment models, which give our customers the choice to implement our software in-house or outsource to us as a trusted third party, or to one of our service provider customers;

  . products and services that interoperate with any authentication method including user name and password, as well as digital certificates, yet provide value in environments where deployment of digital certificates is minimal or non-existent; and

  . a secure data center to deliver hosted services, as well as backup and redundancy, data distribution or disaster recovery capabilities.

   Our products and services have been implemented by organizations in various industries that are transaction-intensive and have a strong requirement for security including financial services, government, healthcare and telecommunications. Our enterprise customers include Aetna, Dell, Indentures, S.W.I.F.T. and Visa. Our service provider customers, who purchase our products to offer commercial services, include NTT Communications, PricewaterhouseCoopers/beTRUSTed, Secom, Thomson-CSF/Cashware, and Unisys.

   We have entered into technology, marketing or distribution alliances with companies including Baltimore Technologies, Entrust, IBM, Microsoft, Netscape/iPlanet and TIBCO. We need to maintain or enter into additional strategic alliances to execute our business plan, and our existing alliances are not exclusive arrangements.


Recent Developments





   A class action lawsuit was filed on December 3, 2001 in the United States District Court for the Southern District of New York on behalf of purchasers of ValiCert common stock alleging violations of federal securities laws. Lachance
v. ValiCert, Inc. et al., No. 01-CV-10889 (SAS) (S.D.N.Y.), related to In re Initial Public Offerings Securities Litigation, No. 21 MC 92 (SAS). The case is brought purportedly on behalf of all persons who purchased common stock of ValiCert from July 27, 2000 through December 6, 2000. The complaint names as defendants the Company; Joseph (Yosi) Amram, President, Chief Executive Officer, and member of the Board of Directors; Timothy Conley, Vice President, Finance and Chief Financial Officer; and an investment banking firm that served as an underwriter for the Company's initial public offering in July 2000.



   The complaint alleges violations of Section 11 and 15 of the Securities Act of 1933 against all defendants, and Section 10(b) of the Securities Exchange Act of 1934 against the underwriter, on the grounds that the prospectus incorporated in the registration statement for the offering failed to disclose, among other things, that (i) the underwriter had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriter allocated to those investors material portions of the shares of the Company's stock sold in the initial public offering, and (ii) the underwriter had entered into agreements with customers whereby the underwriter agreed to allocate shares of the Company's stock sold in the initial public offering to those customers in exchange for which the customers agreed to purchase additional shares of the Company's stock in the aftermarket at pre-determined prices. No specific damages are claimed.



   We are aware that similar allegations have been made in lawsuits relating to more than 300 other initial public offerings conducted in 1999 and 2000. Those cases have been consolidated for pretrial purposes before the Honorable Judge Shira A. Scheindlin. Defendants' time to respond to the complaints has been stayed pending a plan for further coordination. Management believes that the allegations against the Company and its officers and directors are without merit and intend to contest them vigorously. However, the litigation is in the preliminary stage, and its outcome cannot be predicted. The litigation process is inherently uncertain. If the outcome of the litigation is adverse to the Company and if, in addition, the Company was required to pay significant monetary damages, its business would be significantly harmed.



   On November 14, 2001, we entered into a common stock purchase agreement with certain investors affiliated with Palo Alto Investors, LLC and our Chief Executive Officer, Joseph (Yosi) Amram, for the purchase of 1,734,144 shares of our common stock at a price per share of $2.9121 and issued in connection with the common stock purchase agreement, warrants to purchase up to an aggregate of 361,279 shares of our common stock at a price per share of $3.49452.



   On December 12, 2001, we entered into an asset purchase and sale agreement with Tradenable, Inc. for the purchase of certain assets of Tradenable, Inc. in exchange for the issuance of up to 1,000,000 shares of our common stock.

Corporate Information




   We were incorporated in California in February 1996, reincorporated in Delaware in May 1998 and emerged from development stage during the quarter ended March 31, 1999, when we began commercial shipment of our validation authority products. We have incurred cumulative losses of $69.5 million as of September 30, 2001, and we expect to continue to incur losses and may not become profitable. Our business is dependent on the widespread adoption of the Internet for conducting electronic commerce, and the size of this market and its sustainable growth rate are difficult to predict.


   Our principal offices are located at 339 North Bernardo Avenue, Mountain View, California 94043. Our telephone number is (650) 567-5400. Our website address is www.valicert.com, but the information on our website and the websites linked to it do not constitute a part of this prospectus.

                                 The Offering

   The following is a brief summary of certain terms of this offering.

Issuer......................  ValiCert, Inc. ("ValiCert")


Common stock offered by the
  selling stockholders......  Up to 4,541,223 shares of common stock, which includes up to 361,279 shares of common stock issuable upon exercise of warrants held by certain selling stockholders, up to 271,800 shares of common stock issuable upon payment of a note and 1,445,800 shares purchased by certain selling stockholders on the public market. The selling stockholders purchased 1,734,144 shares under the common stock purchase agreement and 728,200 shares under the asset purchase and sale agreement (see "Selling Stockholders", page 20). The 361,279 shares issuable upon exercise of warrants and the 271,800 shares issuable upon payment of a note may be offered for resale by this prospectus by selling stockholders or their transferees.



Common stock to be
  outstanding after this
  offering..................  Up to 25,345,044 shares of common stock, based on shares outstanding as of September 30, 2001 and assuming that 1,734,144 shares are issued and outstanding under the common stock purchase agreement and 728,200 are issued and outstanding under the asset purchase and sale agreement. In calculating the number of shares of common stock to be outstanding after this offering, we did not include certain shares issuable upon exercise of options and warrants described below.


Use of proceeds.............  We will not receive any of the proceeds of the resale of shares by selling stockholders. We will, however, receive proceeds from the sale of shares and shares issuable upon exercise of warrants to selling stockholders, and we intend to use these net proceeds for general corporate purposes.

Registration rights.........  We have agreed to use our best efforts to keep this registration statement, of which this prospectus forms a part, effective for a period of one year.

Nasdaq National Market
   symbol...................  VLCT

   The number of shares of our common stock outstanding after the offering is based on shares outstanding as of September 30, 2001. This number does not include:

  . 4,342,952 shares of common stock issuable upon exercise of outstanding stock options under our equity incentive plans, including our 2001 Nonstatutory Stock Plan adopted in April 2001, as of September 30, 2001 at a weighted average exercise price of $4.64;

  . 1,263,392 shares of common stock reserved and available for future issuance under our equity incentive plans as of September 30, 2001, including our 2001 Nonstatutory Stock Plan adopted in April 2001;

  . 105,266 shares of common stock reserved and available for issuance under our 2000 Employee Stock Purchase Plan;

  . 4,520,449 shares of common stock reserved and available for issuance pursuant to an equity line of credit under an agreement with Rellian Investments Limited in June, 2001;

  . 883,118 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2001 at a weighted average exercise price of $11.86, including warrants issued in connection with the equity line of credit established in June, 2001;



  . 361,279 shares of common stock issuable upon exercise of warrants pursuant to the common stock purchase agreement at a weighted average exercise price of $3.49; and



  .  271,800 shares of common stock issuable upon payment of a note.



   VALICERT(R) and the ValiCert logo are registered trademarks of ValiCert, Inc. This prospectus contains other trade names, trademarks and service marks of ValiCert and other companies. Each trade name, trademark and service mark appearing in this prospectus is the property of its owner.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)


   You should read the following summary financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which is incorporated by reference in this prospectus.


                                                From
                                            February 6,
                                                1996                                           Nine Months Ended
                                              Through          Year Ended December 31,           September 30,
                                            December 31, -----------------------------------  ------------------
                                                1996      1997    1998      1999      2000      2000      2001
                                            ------------ ------  -------  --------  --------  --------  --------
Statement of Operations Data:
Revenues:
    Software licenses......................    $   --    $   --  $    60  $    874  $  8,368  $  5,390  $ 12,128
    Subscription fees and other services...        --        --       --       761     3,460     2,291     5,829
                                               ------    ------  -------  --------  --------  --------  --------
Total revenues.............................        --        --       60     1,635    11,828     7,681    17,957
Cost of revenues:
    Software licenses......................        --        --        3        93     1,199       743       556
    Subscription fees and other services...        --        --       --       134     5,899     4,005     6,505
                                               ------    ------  -------  --------  --------  --------  --------
Total cost of revenues.....................        --        --        3       227     7,098     4,748     7,061
                                               ------    ------  -------  --------  --------  --------  --------
Gross profit...............................        --        --       57     1,408     4,730     2,933    10,896
Operating expenses:
    Research and development(1)............       335       373    1,728     5,608    10,389     7,249     9,439
    Sales and marketing(1).................        26        53    1,445     4,583    13,788     9,279    17,324
    General and administrative(1)..........       132        97      977     1,373     4,004     2,706     3,978
    Acquired in-process research and
     development...........................        --        --       --     2,780        --        --        --
    Amortization of intangibles............        --        --       --        --     3,222     2,431     2,389
    Amortization of stock
     compensation(1).......................        --        --       --       162     2,266     1,669     1,575
                                               ------    ------  -------  --------  --------  --------  --------
Total operating expenses...................       493       523    4,150    14,506    33,669    23,334    34,705
                                               ------    ------  -------  --------  --------  --------  --------
Operating loss.............................      (493)     (523)  (4,093)  (13,098)  (28,939)  (20,401)  (23,809)
Other income (expense).....................        --        (7)     103       296       612       457       429
                                               ------    ------  -------  --------  --------  --------  --------
Net loss...................................    $ (493)   $ (530) $(3,990) $(12,802) $(28,327) $(19,944) $(23,380)
                                               ======    ======  =======  ========  ========  ========  ========
Basic and diluted net loss per share(2)....    $(1.01)   $(0.85) $ (8.01) $ (48.86) $  (2.76) $  (3.01) $  (1.06)
                                               ======    ======  =======  ========  ========  ========  ========
Shares used in computation of basic and
 diluted net loss per share(2).............       487       623      498       262    10,282     6,628    22,007
                                               ======    ======  =======  ========  ========  ========  ========

___________
(1) Amortization of stock compensation:

    Cost of revenues--Subscription fees and other services....................      $  4 $  228 $   18 $
    Research and development..................................................        31    641    534
    Sales and marketing.......................................................        78    556    439
    General and administrative................................................        49    841    678
                                                                            --------- ------ ------ ------
                                                                                 $162 $2,266 $1,669 $1,575
                                                                            ========= ====== ====== ======

(2) For an explanation of the calculation of per share amounts, see Note 11 of our notes to consolidated financial statements on Form 10-K incorporated by reference in this prospectus.

                                                     September 30, 2001
                                                     ------------------
                                                      Actual  Pro Forma
                                                     -------  ---------
                                                       (in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments... $22,088   $29,538
Working capital.....................................  13,705    21,155
Total assets........................................  42,181    49,631
Long-term obligations...............................   1,919     1,919
Total stockholders' equity..........................  26,250    33,700



   The pro forma data gives effect to the sale of 1,734,144 shares of common stock at a price of $2.9121 per share and 1,000,000 shares of common stock at a price of $2.5000 per share that the selling stockholders are offering under this prospectus and after deducting estimated offering expenses.

                                 RISK FACTORS

   You should carefully consider the risks described below, in addition to the other information in this prospectus, before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, financial condition, and operating results as well as adversely affect the value of an investment in our common stock.

                         Risks Related to Our Business

Because we have only recently introduced our products and services, it is difficult for us to evaluate our prospects.

   We introduced our first commercial product in the first quarter of 1999 and have generated only limited revenues. Because we have a limited operating history with our products and services, and because our sources of potential revenue may continue to shift as our business develops, our future operating results and our future stock prices are difficult to predict. Our success also depends in part on:

  . the rate and timing of the growth and use of the Internet for electronic commerce and communications;

  . the acceptance of existing security measures as adequate for electronic commerce and communications over the Internet;

  . the rate and timing of the growth and use of specific technologies such as public key infrastructure and electronic payments and other Internet security technologies;

  . our ability to maintain our current, and enter into additional, strategic relationships; and

  . our ability to effectively manage our growth and to attract and retain skilled professionals.

   If any of these risks develops, our business could be seriously harmed.

Our sales cycle causes unpredictable variations in our operating results which could cause our stock price to decline.

   The length of our sales cycle is uncertain, which makes it difficult to accurately forecast the quarter in which our sales will occur. This may cause our revenues and operating results to vary from quarter-to-quarter. We spend considerable time and expense providing information to prospective customers about the use and benefits of our products and services without generating corresponding revenue. Our expense levels are relatively fixed and we do not know when particular sales efforts will begin to generate revenues.

   Prospective customers of our products and services often require long testing and approval processes before making a purchase decision. The process of entering into a licensing arrangement with a potential customer may involve lengthy negotiations. In the past, our sales cycle has ranged from one to nine or more months. Our sales cycle is also subject to delays because we have little or no control over customer-specific factors, including customers' budgetary constraints and internal acceptance procedures. Because our technology must often be integrated with the products and services of other vendors, there may be a significant delay between the use of our software and services in a pilot system and its commercial deployment by our customers.

   Because the length of our sales cycle is uncertain, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of future performance. Our failure to meet these expectations would likely cause the market price of our common stock to decline.

Our quarterly results depend on a number of factors, many of which are beyond our control.

   Our quarterly results depend on a number of factors, many of which are beyond our control. Our quarterly results may fluctuate in the future as a result of many factors, including the following:

  .  the size, timing, cancellation or delay of customer orders;

  .  the timing of releases of our new software products;

  .  the number of transactions conducted using our products and services;

  . the long sales cycles for, and complexity of, our software products and services;

  .  the timing and execution of large individual contracts;

  . the impact of changes in the pricing models for our software products and services or our competitors' products and services; and

  .  the continued development of our direct and indirect distribution channels.

   Due to these and other factors, our operating results in some future quarter or quarters may fall below the expectations of securities analysts who might follow our stock.

We have not been profitable, and if we do not achieve profitability, our business may fail.

   We have incurred significant net losses. We incurred net losses of $6.1 million in the three months ended September 30, 2001, and $7.4 million in the three months ended September 30, 2000. As of September 30, 2001, we had incurred cumulative losses of $69.5 million. You should not consider recent quarterly revenue growth as indicative of our future performance. We may not sustain similar levels of growth in future periods and our revenues could decline, and we may not become profitable or significantly increase our revenues. We will continue to increase our sales and marketing, research and development and general and administrative expenses.

   We will need to generate significantly higher revenues in order to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. If our revenues grow more slowly or decline, if our gross margins do not improve, or if our operating expenses exceed our expectations, our operating results will suffer and our stock price may fall.

If we do not successfully develop new products and services to respond to rapid market changes due to changing technology and evolving industry standards, our business will be harmed.

   Our success will depend to a substantial degree on our ability to offer products and services that incorporate leading technology and to respond to technological advances. If we fail to offer products and services that incorporate leading technology and respond to technological advances and emerging standards, we may not generate sufficient revenues to offset our development costs and other expenses, which will hurt our business. The development of new or enhanced products and services is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience development, marketing and other technological difficulties that may delay or limit our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. You should also be aware that:

  . our technology or systems may become obsolete upon the introduction of alternative technologies;

  . we may incur substantial costs if we need to modify our products and services to respond to these alternative technologies;

  . we may not have sufficient resources to develop or acquire new technologies or to introduce new products or services capable of competing with future technologies;


  . we may be unable to acquire the rights to use the intellectual property necessary to implement new technologies; and


  . when introducing new or enhanced products or services, we may be unable to manage effectively the transition from older products and services.

We rely on, and expect to continue to rely on, a limited number of customers for a significant percentage of our revenues, and if any of these or other significant customers stops licensing our software products and services, our revenues could decline.

   A limited number of customers have accounted for a significant portion of our revenues. In the three months ended September 30, 2001, five customers accounted for 54.0% of total revenues. During the three months ended September 30, 2000, five customers accounted for 49.4% of total revenues. We anticipate that our operating results in any given period will continue to depend to a significant extent upon revenues from a small number of customers. We do not have long-term contracts with our customers that obligate them to license our software products or use our services. We cannot be certain that we will retain our customers or that we will be able to obtain new customers. If we were to lose one or more customers, our revenues could decline.

We do not have an adequate history with the recent change in our licensing arrangements to predict our revenue or operating results, which may prevent investors from assessing our prospects.

   We introduced a new licensing arrangement in the second quarter of 2000 that includes a subscription fee during the license period. This new arrangement resulted in our recognizing subscription fees ratably over the related service period. Previously, our licensing arrangements resulted in our recognizing the majority of license revenues upon shipment of software to our customers. We do not have an adequate history with this new licensing arrangement to be able to predict customers' acceptance of this arrangement or to forecast our revenue or operating results accurately.

Because our customers may not renew their annual subscriptions, our revenues may not increase as anticipated.

   We have only recently made our software products and services commercially available and we do not have a history of customers renewing their annual subscriptions with us. If a significant portion of our customers do not renew their annual subscriptions for our software products and services, our revenues could decline and our business could be harmed. Our service provider customers are implementing new business models which, if not successful, could result in our service provider customers not renewing their annual subscriptions with us.

Our international business exposes us to additional risks.

   Products and services provided to our international customers accounted for 54.5% of our revenues in the three months ended September 30, 2001 and 36.4% of our revenues in the three months ended September 30, 2000. Conducting business outside of the United States subjects us to additional risks, including:

  .  changes in regulatory requirements;

  .  reduced protection of intellectual property rights;

  .  evolving privacy laws;

  .  tariffs and other trade barriers;

  .  difficulties in staffing and managing foreign operations;

  .  problems in collecting accounts receivables; and

  .  difficulties in authenticating customer information.

We must maintain and enter into new strategic alliances, and any failure to do so could harm our business.

   One of our significant business strategies has been to enter into strategic or other similar collaborative alliances in order to reach a larger customer base than we could reach through our direct sales and marketing efforts. We will need to maintain or enter into additional strategic alliances to execute our business plan.

However, if we are unable to maintain our strategic alliances or enter into additional strategic alliances, our business could be materially harmed because we would have to devote substantially more resources to the distribution, sales and marketing of our security products and services than we would otherwise.

   We have entered into technology, marketing and distribution agreements with several companies. However, we may be unable to leverage the brand and distribution power of these strategic alliances to increase the adoption rate of our technology. We have been establishing strategic alliances to ensure that third-party solutions are interoperable with our software products and services. To the extent that our products are not interoperable or our strategic allies choose not to integrate our technology into their offerings, this failure would inhibit the adoption of our software products and outsourced services. Furthermore, as a result of our emphasis on these strategic alliances, our success will depend in part on the ultimate success of other parties to these alliances. Failure of one or more of our strategic alliances to achieve any of these objectives could materially harm our business.

   Our existing strategic alliances do not, and any future strategic alliances may not, grant us exclusive marketing or distribution rights. In addition, the other parties may not view their alliances with us as significant for their own businesses. Therefore, they could reduce their commitment to us at any time in the future. These parties could also pursue alternative technologies or develop alternative products and services, either on their own or in collaboration with others, including our competitors. Should any of these developments occur, our business will be harmed.

If we fail to manage our potential growth, we may be unable to effectively run our operations, including the sales, marketing and support of our products.

   Our growth has placed, and any further growth is likely to continue to place, a significant strain on our resources. Any failure to manage growth effectively could materially harm our business. We have grown from 31 employees at December 31, 1998 to 193 employees at September 30, 2001. We have also opened additional sales offices and have significantly expanded our operations, both in the United States and abroad, during this time period. To be successful, we will need to implement additional management information systems, develop our operating, administrative, financial and accounting systems and controls, and maintain close coordination among our executive, engineering, accounting, finance, marketing, sales and operations organizations.

Any future acquisitions of companies or technologies may not be successful and as a result, could harm our business.

   We may acquire businesses, technologies, product lines or service offerings which may need to be integrated with our business in the future. Acquisitions involve a number of risks including, among others:

  . the difficulty of assimilating the operations and personnel of the acquired businesses;

  . to the extent the acquisitions are financed with our common stock, dilution to our existing stockholders;

  . our inability to integrate, train, retain and motivate key personnel of the acquired business;

  .  the diversion of our management from our day-to-day operations;

  . our inability to incorporate acquired technologies successfully into our software products and services;

  . the additional expense associated with completing an acquisition and amortizing any acquired intangible assets;

  . the potential impairment of relationships with our employees, customers and strategic third-parties; and

  . the inability to maintain uniform standards, controls, procedures and policies.

   If we are unable to successfully address any of these risks, our business could be materially harmed.

If our data center proves to be unreliable or is subject to failures, our reputation could be damaged and our business could be harmed.

   An increasing number of our customers require us to provide computer and communications hardware, software and Internet networking systems to them as an outsourced data center service. All data centers, whether hosted by us, our customers, or by an independent third party to which we outsource this function, are vulnerable to damage or interruption from natural disasters, power loss, telecommunications failure or other similar events. In particular, our principal executive offices and data center are located near San Francisco, California in an area that has been subject to severe earthquakes. At present, we do not have earthquake insurance on our data center or an operational disaster recovery facility.

In the event of an earthquake, terrorist act, or other disaster that results in an operations failure, our operations will be interrupted and our business will be harmed.

   Our principal executive offices and operating facilities are located near San Francisco, California. This area has been subject to severe earthquakes. In the event of an earthquake, we may be temporarily unable to continue operations at our facilities and we may suffer significant property damage. Any such interruption in our ability to continue operations at our facilities could delay the development of our products and our manufacturing facilities.

   In addition, terrorist acts or acts of war targeted at the U.S., and specifically Silicon Valley, could cause damage or disruption to us, our employees, facilities, partners and customers, any of which could substantially harm our business and results of operations.

   We currently do not have redundant, multiple site capacity in the event of a natural disaster or catastrophic event.

We rely on a continuous power supply to conduct our operations, and California's current energy crisis could disrupt our operations and increase our operating costs.

   Our principal operating facilities are located in California. We rely on a continuous power supply to conduct our operations, and California currently is experiencing an energy crisis that could disrupt our operations and increase our expenses. When power reserves for the State of California have fallen below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout the State. If such blackouts interrupt our power supply, we may be temporarily unable to continue operations at our facilities. Any such interruption in our ability to continue operations at our facilities could delay the development of our products and our manufacturing processes. Continuing power interruption could delay production to the extent it could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations. To date, we have not experienced any significant or repeated power disruptions that have had a material impact on its business operations. However, in addition to possible power disruptions, the energy crisis also may cause natural gas and electricity prices to rise significantly over the next several months, relative to the rest of the United States, and our operating expenses will likely increase.

Our success depends on our ability to grow and develop our direct sales and indirect distribution channels.

   Our failure to grow and develop our direct sales channel and increase the number of our indirect distribution channels could have a material adverse effect on our business, operating results and financial condition. We must increase the number of strategic and other third-party relationships with vendors of Internet-related systems and application software, resellers and systems integrators. Our existing or future channel partners may choose to devote greater resources to marketing and supporting the products of other companies.

We depend upon certificate status data made available by third parties; if our access to that data is limited or denied, our revenues could decline.

   Our business depends upon our continuing access to data for the issuance and revocation of digital certificates by certificate authorities and other third parties, including businesses and governmental entities. We depend upon our ability to negotiate arrangements with these certificate authorities, some of which are our competitors, and other third parties to make this data available to us. If our access to this data is limited or denied by one or more certificate authorities or other third parties, our ability to verify and validate digital certificates would be impaired, perhaps severely, which could cause a decline in our revenues and in the value of your investment.

Since we sell through multiple channels and distribution networks, we may have to resolve potential conflicts between these channels.

   Since we sell through multiple channels and distribution networks, we may have to resolve potential conflicts between these channels. For example, these conflicts may result from the different discount levels offered by multiple channel partners to their customers or, potentially, from our direct sales force targeting the same accounts as our indirect channel partners. Such conflicts may harm our business or reputation.

We are dependent on technologies provided by third parties, and any termination of our right to use these technologies could increase our costs, delay product development and harm our reputation.

   We have developed our products and services partially based on technology we license on a non-exclusive basis from third parties. Our inability to continue to license these third-party technologies on commercially reasonable terms will harm our business. We expect that, in the future, we will continue to have to license technologies from third parties. Our inability to continue to license on commercially reasonable terms, one or more of the technologies that we currently use or our failure to obtain the right to use future technologies could increase our costs and delay or possibly prevent our product development efforts. Our existing licensing agreements may be terminated by the other parties to these contracts, or may not be renewed on favorable terms or at all. In addition, we may not be able to license new technologies on favorable terms, if at all.

If we lose the services of our senior management or key personnel, our ability to develop our business and secure customer relationships will suffer.

   We are substantially dependent on the continued services and performance of our senior management and other key personnel. We do not maintain key person insurance on any of our executive officers. The loss of the services of any of our executive officers or other key employees, particularly Joseph (Yosi) Amram, our president and chief executive officer, and Srinivasan (Chini) Krishnan, our founder and chairman, could significantly delay or prevent the achievement of our development and strategic objectives.

We may be unable to recruit or retain qualified personnel, which could harm our business and product development.

   We also must continue to train, retain, and motivate highly skilled technical, managerial, sales, marketing and professional services personnel. Due to the workforce reductions that we completed in the second quarter of 2001, the morale of our remaining employees may decrease, and we may be unable to retain them. In addition, if our stock price decreases substantially, it may be more difficult to retain employees who consider stock options an important part of their compensation package. If we encounter difficulties retaining software engineering personnel at a critical stage of product development, our relationship with existing and future customers could be harmed. The failure to retain necessary technical, managerial, sales, marketing and professional services personnel could harm our business and our ability to obtain new customers and develop new products.

Our business will suffer if we are unable to protect our intellectual property.

   We rely upon copyrights, trade secrets, know-how, patents, continuing technological innovations and licensing opportunities to maintain and further develop our market position. We rely on outside licensors for patent and software license rights in encryption technology that is incorporated into and is necessary for the operation of our products and services. Our success will depend in part on our continued ability to have access to technologies that are or may become important to the functionality of our products and services. Any inability to continue to procure or use this technology could be materially adverse to our operations.

   Our success will also depend in part on our ability to protect our intellectual property rights from infringement, misappropriation, duplication and discovery by third parties. We cannot assure you that others will not independently develop substantially equivalent proprietary technology or gain access to our trade secrets or disclose our technology or that we can meaningfully protect our trade secrets. Attempts by others to utilize our intellectual property rights could undermine our ability to retain or secure customers. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our attempts to enforce our intellectual property rights could be time consuming and costly.

   We cannot assure you that our pending or future patent applications will be granted or that any patents that are issued will be enforceable or valid. Additionally, the coverage claimed in a patent application can be significantly reduced before the patent is issued. We cannot be certain that we were the first inventor of inventions covered by our issued patent or pending patent applications or that we are the first to file patent applications for such inventions. Moreover, we may have to participate in interference proceedings before the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us. An adverse outcome could subject us to significant liabilities to third parties, require disputed rights to be licensed from or to third parties or require us to cease using the technology in dispute.

Any claim of infringement by third parties could be costly to defend, and if we are found to be infringing upon the intellectual property rights of third parties, we may be required to pay substantial licensing fees.

   We may increasingly become subject to claims of intellectual property infringement by third parties as the number of our competitors grows and the functionality of their products and services increasingly overlaps with ours. Because we are in a new and evolving field, customers may demand features which will subject us to a greater likelihood of claims of infringement.

   We are aware of pending and issued United States and foreign patent rights owned by third parties that relate to cryptography technology. Third parties may assert that we infringe their intellectual property rights based upon issued patents, trade secrets or know-how that they believe cover our technology. In addition, future patents may issue to third parties which we may infringe. It may be time consuming and costly to defend ourself against any of these claims and we cannot assure you that we would prevail.

   Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief that could block our ability to further develop or commercialize some or all of our products in the United States and abroad. In the event of a claim of infringement, we may be required to obtain one or more licenses from or pay royalties to third parties. We cannot assure you that we will be able to obtain any such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain such license could hurt our business.

Defects in our software products and services could diminish demand for our products and services, which may harm our business.

   Because our products and services are complex and may contain errors or defects that are not found until after they are used by our customers, any undiscovered errors or defects could seriously harm our reputation and our ability to generate sales to new or existing customers.

   Our software products and services are complex and are generally used in systems with other vendors' products. They can be adequately tested only when they are successfully integrated with these systems. Errors may be found in new products or releases after shipment and our products and services may not operate as expected. Errors or defects in our products and services could result in:

  .  loss of revenues and increased service and warranty costs;


  .  delay in market acceptance and sales; and



  .  injury to our reputation.


If we are unable to raise additional capital when needed, we may be unable to develop or enhance our products and services.

   We may need to seek additional funding in the future. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. We may be unable to raise any additional amounts on reasonable terms, or at all, when needed. We may also be required to reduce operating costs through lay-offs or reduce our sales and marketing or research and development efforts. If we issue equity securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of our common stock.

Failure to increase our brand awareness could limit our ability to compete effectively.

   If the marketplace does not associate ValiCert with high-quality, end-to-end secure infrastructure software products and services, it may be difficult for us to keep our existing customers, attract new customers or successfully introduce new products and services. Competitive and other pressures may require us to increase our expenses to promote our brand name, and the benefits associated with brand creation may not outweigh the risks and costs associated with establishing our brand name. Our failure to develop a strong brand name or the incurrence of excessive costs associated with establishing our brand name may harm our business.

We rely on public key cryptography and other security techniques that could be breached, resulting in reduced demand for our products and services.

   A requirement for the continued growth of electronic commerce is the secure transmission of confidential information over public networks. We rely on public key cryptography, an encryption method that utilizes two keys, a public and private key, for encoding and decoding data, and on digital certificate technology, to provide the security and authentication necessary for secure transmission of confidential information. Regulatory and export restrictions may prohibit us from using the strongest and most secure cryptographic protection available, and thereby may expose us or our customers to a risk of data interception. A party who is able to circumvent our security measures could misappropriate proprietary information or interrupt our or our customers' operations. Any compromise or elimination of our security could result in risk of loss or litigation and possible liability and reduce demand for our products and services.

If we are not able to continue to include our public root keys within software applications, our customers may not use our services.

   If we are not able to continue to include our public root keys within software applications, including Microsoft Windows 2000, the Microsoft Internet Explorer browser and the Netscape browser, customers might perceive our outsourced services as too cumbersome to use and our business may be harmed. Our public root keys are used by applications to insure that digitally signed objects which are generated by our validation authority and digital receipt services are trustworthy and have not been tampered with or corrupted. The term of our root key agreement with Netscape ends in November 2002 and we cannot assure you that this agreement will be renewed. In addition, our root key agreement with Microsoft may not be extended to cover subsequent releases of Microsoft Windows 2000 or the Microsoft Internet Explorer browser. The agreement also contains financial covenants, including requirements that we maintain a minimum level of cash and available borrowing capacity and a minimum level of tangible net worth.

The covenants and restrictions in our existing and future debt instruments could have a negative effect on our business.


   The covenants and restrictions in our existing and future debt instruments could have a negative effect on our business, including impairing our ability to obtain additional financing and reducing our operational flexibility and ability to respond to changing business and economic conditions. For example, such covenants could likely prohibit us from:


  .  incurring any indebtedness other than equipment leasing obligations;

  .  pledging any of our assets, subject to exceptions; and

  .  making investments in the securities of any other person.


   Such agreements could also contain financial covenants, including requirements that we maintain a minimum level of cash and available borrowing capacity and a minimum level of tangible net worth.



   In addition, any failure to comply with the restrictions and covenants could generally result in a default under the facility, permitting the lenders to declare all debt outstanding under that facility to be immediately due and payable. Further, a default under any debt facility could, under cross-default provisions, result in defaults under other debt instruments, entitling other lenders to declare all debt outstanding under those other facilities to be immediately due and payable. If any declaration of acceleration were to occur, we might be unable to make those required payments or to raise sufficient funds from other sources to make those payments. In addition, we have pledged substantially all of our assets to secure our credit facilities. If a default occurs with respect to secured indebtedness, the holders of that indebtedness would be entitled to foreclose on their collateral, which could harm our business.


We could incur substantial costs resulting from product liability claims relating to our customers' use of our products and services.

   Any disruption to a customer's website or application caused by our products or services could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Our existing insurance coverage may not continue to be available on reasonable terms or in amounts sufficient to cover one or more large claims. Our insurer may also disclaim coverage as to any claims, which could result in substantial costs to us.

Additional government regulation relating to the Internet may increase our costs of doing business.

   We are subject to regulations applicable to businesses generally and laws or regulations directly applicable to companies utilizing the Internet. Although there are currently few laws and regulations directly applicable to the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws could cover issues like user privacy, pricing, content, intellectual property, distribution, antitrust, legal liability and characteristics and quality of products and services. The adoption of any additional laws or regulations could decrease the demand for our products and services and increase our cost of doing business, or otherwise could harm our business or prospects.

   Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues like property ownership, sales and other taxes, libel and personal privacy is uncertain. For example, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in online commerce. New state tax regulations may subject us to additional state sales and income taxes. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and commercial online services could harm our ability to conduct business and our operating results.

                         Risks Related to Our Industry

The markets for secure online transaction products and services generally, and our products and services specifically, are new and may not develop, which would harm our business.

   The market for our products and services is new and evolving rapidly. If the market for our products and services fails to develop and grow, or if our products and services do not gain broad market acceptance, our business and prospects will be harmed. In particular, our success will depend upon the adoption and use by current and potential customers and their end-users of secure online transaction products and services. Our success will also depend upon acceptance of our technology as the standard for providing these products and services. The adoption and use of our products and services will involve changes in the manner in which businesses have traditionally completed transactions. We cannot predict whether our products and services will achieve any market acceptance. Our ability to achieve our goals also depends upon rapid market acceptance of future enhancements of our products. Any enhancement that is not favorably received by customers and end-users may not be profitable and, furthermore, could damage our reputation or brand name.

The intense competition in our industry could reduce our market share or eliminate the demand for our software products and services, which could harm our business.

   Competition in the security infrastructure market is intense. If we are unable to compete effectively, our ability to increase our market share and revenue will be harmed. We compete with companies that provide individual products and services that are similar to certain aspects of our software products and services. Certificate authority software vendors and vendors of other security products and services could enter the market and provide end-to-end solutions which might be more comprehensive than our solutions. Many of our competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products. We anticipate that the market for security products and services that enable valid, secure and provable electronic commerce and communications over the Internet will remain intensely competitive. We expect that competition will increase in the near term and increased competition could result in pricing pressures, reduced margins or the failure of our Internet-based security products and services to achieve or maintain market acceptance, any of which could materially harm our business.

   In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom we have strategic alliances, to increase the ability of their products to address the security needs of our prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. If this were to occur, our business could be materially affected.

Our business depends on the wide adoption of the Internet for conducting electronic commerce.

   In order for us to be successful, the Internet must be widely adopted as a medium for conducting electronic commerce. Because electronic commerce over the Internet is new and evolving, it is difficult to predict the size of this market and its sustainable growth rate. To date, many businesses and consumers have been deterred from utilizing the Internet for a number of reasons, including but not limited to:

  .  potentially inadequate development of network infrastructure;

  . security concerns including the potential for merchant or user impersonation and fraud or theft of stored data and information communicated over the Internet;

  .  inconsistent quality of service;

  .  lack of availability of cost-effective, high-speed service;

  .  limited numbers of local access points for corporate users;

  .  inability to integrate business applications on the Internet;

  .  the need to operate with multiple and frequently incompatible products; and

  .  a lack of tools to simplify access to and use of the Internet.

   The adoption of the Internet will require a broad acceptance of new methods of conducting business and exchanging information. Companies and government agencies that already have invested substantial resources in other methods of conducting business may be reluctant to adopt new methods. Also, individuals with established patterns of purchasing goods and services and effecting payments may be reluctant to change.

   The use of the Internet may not increase or may increase more slowly than we expect because the infrastructure required to support widespread use might not develop. The Internet may continue to experience significant growth both in the number of users and the level of use. However, the Internet infrastructure may not be able to continue to support the demands placed on it by continued growth. Continued growth may also affect the Internet's performance and reliability. In addition, the growth and reliability of the Internet could be harmed by delays in development or adoption of new standards and protocols to handle increased levels of activity or by increased governmental regulation. Changes in, or insufficient availability of, communications services to support the Internet could result in poor performance and adversely affect its usage. Any of these factors could materially harm our business.

Public key cryptography security, on which our products and services are based, may become obsolete, which would harm our business.

   The technology used to keep private keys confidential depends in part on the application of mathematical principles and relies on the difficulty of factoring large numbers into their prime number components. Should a simpler factoring method be developed, the security of encryption products utilizing public key cryptography technology could be reduced or eliminated. Even if no breakthroughs in factoring or other methods of attacking cryptographic systems are made, factoring problems can theoretically be solved by computer systems significantly faster and more powerful than those presently available. Any significant advance in techniques for attacking cryptographic systems could render some or all of our existing products and services obsolete or unmarketable.

   Security systems based on public key cryptography assign users a public key and a private key, each of which is required to encrypt and decrypt data. The security afforded by this technology depends on the user's key remaining confidential. It is therefore critical that the private key be kept secure.

Our products are subject to export controls.

   If we are unable to obtain necessary approvals, our ability to make international sales could be limited. Exports of software products utilizing encryption technology are generally restricted by the United States and various foreign governments. Cryptographic products typically require export licenses from United States government agencies. We are currently exporting software products and services with requisite export approval under United States law. However, the list of products and countries for which export approval is required, and the related regulatory policies, could be revised beyond their current scope, and we may not be able to obtain necessary approval for the export of our products. Our inability to obtain required approvals under these regulations could limit our ability to make international sales. Furthermore, our competitors may also seek to obtain approvals to export products that could increase the amount of competition we face.

                 Risks Related to the Stock Market in General

Our stock price may decline due to market and economic factors.

   In recent years the stock market in general, and the market for shares of small capitalization and technology stocks in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. There can be no assurance that the market price of our common stock will not experience significant fluctuations in the future, including fluctuations unrelated to our performance. Such fluctuations could materially adversely affect the market price of our common stock.

   In addition, in the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. This risk is especially acute for us because the extreme volatility of market prices of technology companies has resulted in a larger number of securities class action claims against them. Due to the potential volatility of our stock price, we may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

Provisions in our charter documents and Delaware law could prevent or delay a change in control, which could reduce the market price of our common stock.

   We are controlled by our executive officers, directors and major stockholders, whose interests may conflict with yours. Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management.

   In addition, provisions of Delaware law may discourage, delay or prevent someone from acquiring or merging with us. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.


                          FORWARD-LOOKING INFORMATION



   Some of the information in this prospectus, including the preceding risk factors section, contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. These statements are only predictions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risks faced by us described above and elsewhere in this prospectus.



   We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results, and financial condition.


   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements.

                                USE OF PROCEEDS

   ValiCert will not receive any proceeds from the sale of common stock by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution."

                             SELLING STOCKHOLDERS


   A total of 4,541,223 shares of common stock are being registered in this offering for the account of the selling stockholders. All of the selling stockholders, except Tradenable, Inc., acquired the shares of common stock pursuant to the common stock purchase agreement by and between each selling stockholder and the Company and pursuant to purchases of the Company's common stock by the selling stockholders in the public market. Tradenable, Inc. acquired the shares of common stock pursuant to the asset purchase and sale agreement. These shares are being registered pursuant to the terms of the common stock purchase agreement and the asset purchase and sale agreement. Throughout this prospectus, we may refer to these stockholders and their pledgees, donees, transferees or other successors in interest who receive shares in non-sale transactions, as the "selling stockholders." Assignees of selling stockholders, if any, who acquire shares of our common stock from selling stockholders and satisfy certain conditions are entitled to the same registration rights as the selling stockholders. If any assignee who meets those conditions notifies us that the assignee wishes to sell shares under this prospectus, we will amend or supplement the prospectus to name the assignee as a selling stockholder. The following table sets forth information known to us with respect to the selling stockholders for whom we are registering the shares for resale to the public. The shares being registered under the registration statement of which this prospectus is a part will be sold, if at all, by the selling stockholders listed below. Unless otherwise indicated, each of these selling stockholders owns less than one percent of our outstanding common stock.



                                                  Number of
                                                    Shares     Number of                  Shares
                                                  Held Prior     Shares      Number of Beneficially
                                                      to       Held After     Shares      Owned
                                                   Purchase     Purchase     That May   After the
Name of Selling Stockholders                      Agreement    Agreement      be Sold  Offering(1)
----------------------------                      ----------   ----------    --------- ------------
Palo Alto Internet Value Fund, L.P.(2)...........   195,200      257,440(7)    257,440          0
Palo Alto Crossover Fund, L.P.(2)................         0      103,734(8)    103,734          0
William H. Draper, III Revocable Trust(2)........    33,900       58,796(9)     58,796          0
Fred M. Gibbons(2)...............................    50,400      120,939(10)   120,939          0
Micro Cap Partners, L.P.(2),(3)..................   800,900    2,078,403(11) 2,078,403          0
Micro-Mouse Partners, L.P.(2)....................    92,600      230,026(12)   230,026          0
Paul C. Edwards(2)...............................    40,000       98,091(13)    98,091          0
UBTI Free Limited Partnership(2).................    75,700      183,583(14)   183,583          0
William C. Edwards Revocable Trust(2)............   157,100      389,464(15)   389,464          0
Joseph (Yosi) Amram(4)........................... 1,893,139(6) 1,913,886(16)    20,747  1,893,139
Tradenable, Inc.(5)..............................         0    1,000,000(17) 1,000,000          0
                                                  ---------    ---------     ---------  ---------
   TOTAL......................................... 3,338,939    6,434,362     4,541,223  1,893,139
                                                  =========    =========     =========  =========

--------

(1) Assumes all shares held prior to the common stock purchase agreement (excluding Mr. Amram's shares, see footnote 5) and all shares acquired pursuant to the common stock purchase agreement are sold. Also assumes that all shares acquired pursuant to the asset purchase and sale agreement are sold and that the selling stockholders do not acquire any other shares of our common stock pending the offering.



(2) Palo Alto Investors, LLC ("PAI") is either the manager or registered investment manager of the selling stockholders. In addition, PAI is either the manager or registered investment manager of other entities that owned 124,300 shares of ValiCert's common stock immediately prior to November 14, 2001. PAI manages 13.55% of ValiCert's outstanding common stock.*



(3) Micro Cap Partners, L.P.'s holdings represent 8.00% of ValiCert's outstanding common stock.*

 (4) Mr. Amram is ValiCert's president and chief executive officer. Mr. Amram's holdings include 169,183 shares held in trust for his children. It also includes 146,666 shares subject to options and 116,352 shares from warrants that may be exercised within 60 days of September 30, 2001. Mr. Amram's holdings represent 7.37% of ValiCert's outstanding common stock.*



 (5) Tradenable, Inc.'s holdings represent 3.85% of ValiCert's outstanding common stock.*



 (6) Shares of common stock held by Mr. Amram immediately prior to November 14, 2001 are not being registered under this registration statement on Form S-3.



 (7) Includes 51,509 shares of common stock and 10,731 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.



 (8) Includes 85,849 shares of common stock and 17,885 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.



 (9) Includes 20,604 shares of common stock and 4,292 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.



(10) Includes 58,377 shares of common stock and 12,162 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.



(11) Includes 1,057,244 shares of common stock and 220,259 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.



(12) Includes 113,732 shares of common stock and 23,694 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.



(13) Includes 48,075 shares of common stock and 10,016 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.



(14) Includes 89,283 shares of common stock and 18,600 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.



(15) Includes 192,301 shares of common stock and 40,063 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement.



(16) Includes 17,170 shares of common stock and 3,577 shares of common stock issuable upon exercise of warrants acquired pursuant to the common stock purchase agreement and the 1,000,000 shares issued pursuant to the asset purchase and sale agreement.



(17) Tradenable, Inc. acquired 728,200 shares of common stock on December 21, 2001. An additional 271,800 may be acquired within 120 days of December 21, 2001 pursuant to the asset purchase and sale agreement.



   * Percentages are based upon 22,882,700 shares of common stock outstanding on September 30, 2001 plus the 2,095,423 shares of common stock issued or issuable under the common stock purchase agreement and the 1,000,000 shares of common stock issued or issuable under the asset purchase and sale agreement.

                             PLAN OF DISTRIBUTION


   ValiCert is registering the shares on behalf of the selling stockholders pursuant to the registration rights agreements entered into with these stockholders. As used herein, "selling stockholders" includes donees, pledgees, transferees or other successors in interest selling shares received from a named selling stockholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by ValiCert. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholders. Sales of shares may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, the Nasdaq SmallCap Market or in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.


   The selling stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

   There is no assurance that the selling stockholders will offer or sell any or all of their shares of common stock registered under this prospectus.

   The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. ValiCert and the selling stockholders have agreed to indemnify each other, underwriters, if any, their controlling persons and others against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

   Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq-Amex Stock Market pursuant to Rule 153 under the Securities Act. ValiCert has informed the selling stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

   Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.


   ValiCert has agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The selling stockholders will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any selling stockholder.



   ValiCert and the selling stockholders have agreed to indemnify each other and other related parties against specified liabilities, including liabilities arising under the Securities Act and the Exchange Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act and the Exchange Act.

                                 LEGAL MATTERS


   The validity of the shares of common stock offered in this prospectus has been passed upon for ValiCert by Gray Cary Ware & Freidenrich LLP, Palo Alto, California.


                                    EXPERTS


   The consolidated financial statements of ValiCert as of December 31, 2000 and 1999, and for the years then ended and the related consolidated financial statement schedule incorporated in this prospectus by reference from ValiCert's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent accountants, as stated in their report, which is incorporated herein by reference, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.





   The statements of operations, stockholders' deficiency and comprehensive loss and cash flows of ValiCert for the year ended December 31, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION


   We have filed a registration statement on Form S-3 under the Securities Act, with the SEC. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits which are a part of the registration statement. For further information with respect to us and our common stock, please refer to the registration statement and the exhibits filed with it. You may read and copy any document which we file with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, or in New York, New York and Chicago, Illinois.


   We are also subject to the information and periodic reporting requirements of the Exchange Act. We file reports, proxy statements, and other information with the SEC to comply with the Exchange Act. These reports, proxy statements, and other information can be inspected and copied on the Internet at http://www.sec.gov; at the SEC's regional offices at: 233 Broadway, New York, New York 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 to obtain information regarding the operation of the Public Reference Room. Reports, proxy statements, and other information concerning our company also may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                     INFORMATION INCORPORATED BY REFERENCE


   The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Any information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.


   The following documents filed with the SEC are incorporated by reference into this prospectus:

  .  our Annual Report on Form 10-K for the year ended December 31, 2000;

  . our Definitive Proxy Statement relating to the Annual Meeting of Stockholders held on June 8, 2001;


  . our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2001, June 30, 2001 and September 30, 2001;



  .  our Current Report on Form 8-K filed with the SEC on January 15, 2002; and


  . the description of our common stock contained in "Description of Capital Stock" contained in our Registration Statement on Form S-1 filed with the SEC on October 1, 2001.


   All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference in this prospectus. Those documents shall be considered to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes of this prospectus and the registration statement to the extent that a statement contained in this prospectus, in any document incorporated by reference or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.



   We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered a copy of any and all of the documents referred to above which have been or may be incorporated in this prospectus by reference and were not delivered with this prospectus. We will not deliver exhibits to such documents, unless such exhibits are specifically incorporated by reference. We will provide this information upon written or oral request by a person to whom a copy of this prospectus has been delivered. Requests for such copies should be directed to our principal executive offices located at 339 North Bernardo Avenue, Mountain View, California 94043, Attention: Secretary. Our general telephone number is
(650) 567-5400.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution


   The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee.



        Securities and Exchange Commission registration fee $  2,495.44
        Accounting fees and expenses.......................   20,000.00
        Printing expenses..................................   10,000.00
        Transfer agent and registrar fees and expenses.....    5,000.00
        Legal fees and expenses............................   25,000.00
        Miscellaneous expenses.............................   37,734.56
                                                            -----------
        Total.............................................. $100,230.00
                                                            ===========


Item 15.  Indemnification of Directors and Officers

   Section 102 of the Delaware General Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporation law or obtained an improper personal benefit.

   Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of ValiCert, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of ValiCert, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of ValiCert as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to ValiCert, unless the court believes that in light of all the circumstances indemnification should apply.

   Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

   Our certificate of incorporation and bylaws, both as amended, provide that we shall indemnify our directors, officers, employees and agents to the maximum extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we have entered into separate agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). We also intend to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

   We have a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

   At present, there in no pending litigation or proceeding involving any of our directors, officers, employees or other agents in which indemnification is being sought. We are not aware of any threatened litigation that may result in a claim for indemnification by any of our directors, officers, employees or other agents.

Item 16.  Exhibits


Exhibit
Number  Exhibit Title
------  -------------
  4.1*  Common Stock Purchase Agreement
  4.2*  Form of Common Stock Warrant
  4.3*  Registration Rights Agreement
  4.4   Asset Purchase and Sale Agreement and certain exhibits thereto
  4.5   Registration Rights Agreement
  5.1   Legal Opinion of Gray Cary Ware & Freidenrich LLP
 23.1*  Consent of Deloitte & Touche LLP, independent accountants
 23.2*  Consent of PricewaterhouseCoopers LLP, independent accountants
 23.3   Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1 to this Registration Statement)
 23.4   Consent of Deloitte & Touche LLP, independent accountants
 23.5   Consent of PricewaterhouseCoopers LLP, independent accountants
 24.1   Power of Attorney (included in the signature page contained in Part II)

--------

 * Previously filed.


Item 17.  Undertakings

   A.  The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;



          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however that (i) and (ii) above do not apply if the registration statement is on

       Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those sections is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.


      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


   B. We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



   C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


   D.  We hereby undertake that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 18th day of January, 2002.


                                          VALICERT, INC.

                                          By: /s/  JOSEPH (YOSI) AMRAM
                                             -----------------------------------
                                             Joseph (Yosi) Amram
                                             Chief Executive Officer

                               POWER OF ATTORNEY

   Each of the officers and directors of ValiCert, Inc. whose signature appears below hereby constitutes and appoints Joseph (Yosi) Amram and Timothy Conley his true and lawful attorneys and agents, with full power of substitution, and with power to act alone, to sign on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-3 (including post-effective amendments) and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to perform any acts necessary to file such amendments or registration statements, with exhibits thereto and other documents in connection therewith, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorneys and agents to any and all such documents and all that said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.


   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on January 18, 2002 by the following persons in the capacities and on the dates indicated.



            Signature                            Title                   Date
            ---------                            -----                   ----

    /s/  JOSEPH (YOSI) AMRAM         Director, President and Chief January 18, 2002
---------------------------------      Executive Officer
       Joseph (Yosi)Amram



/s/  SRINIVASAN (CHINI) KRISHNAN*    Chairman of the Board, Chief  January 18, 2002
---------------------------------      Technology Officer, and
   Srinivasan (Chini) Krishnan         Secretary



    /s/  SCOTT J. LOFTESNESS*        Director                      January 18, 2002
---------------------------------
       Scott J. Loftesness



       /s/  JOHN JOHNSTON*           Director                      January 18, 2002
---------------------------------
          John Johnston



       /s/  TAHER ELGAMAL*           Director                      January 18, 2002
---------------------------------
          Taher Elgamal



      /s/  MAGDALENA YESIL*          Director                      January 18, 2002
---------------------------------
         Magdalena Yesil

*BY:    /S/  TIMOTHY CONLEY          Attorney-In-Fact              January 18, 2002
---------------------------------
         Timothy Conley

                                 EXHIBIT INDEX


Exhibit
Number  Exhibit Title
------  -------------
  4.1*  Common Stock Purchase Agreement
  4.2*  Form of Common Stock Warrant
  4.3*  Registration Rights Agreement
  4.4   Asset Purchase and Sale Agreement and certain exhibits thereto
  4.5   Registration Rights Agreement
  5.1   Legal Opinion of Gray Cary Ware & Freidenrich LLP
 23.1*  Consent of Deloitte & Touche LLP, independent accountants
 23.2*  Consent of PricewaterhouseCoopers LLP, independent accountants
 23.3   Consent of Gray Cary Ware & Freidenrich LLP (included in Exhibit 5.1 to this Registration Statement)
 23.4   Consent of Deloitte & Touche LLP, independent accountants
 23.5   Consent of PricewaterhouseCoopers LLP, independent accountants
 24.1   Power of Attorney (included in the signature page contained in Part II)

--------

 * Previously filed.